Exhibit 99.1

PRESS RELEASE

Contact:
Charity Aaron
Marketing Manager, WGNB
770-214-7208
caaron@wgnb.com

WGNB Corp. Completes Acquisition of First Haralson Corporation

CARROLLTON, Ga., July 6, 2007- H. B. “Rocky” Lipham, President and Chief Executive Officer of WGNB Corp. (NASDAQ: WGNB), the holding company for West Georgia National Bank announced the completion of the acquisition of First Haralson Corporation and its wholly owned subsidiary, First National Bank of Georgia. In connection with the merger, WGNB Corp. issued approximately $16.3 million in cash and 1,055,149 shares of common stock to First Haralson shareholders. Based on the closing price of WGNB Corp. common stock on June 29, 2007, the total value of the consideration paid by the Company to First Haralson shareholders in the merger was approximately $45.1 million. The combination of WGNB Corp. and First Haralson Corporation creates a top 10, independent Georgia community banking franchise.

The merger adds five offices in Haralson County and one office in Carroll County, bringing the total number of bank locations to fifteen throughout Carroll, Haralson and Douglas Counties.

“This partnership allows for our continued expansion along the I-20 corridor and complements our planned growth in the Coweta County market,” said Lipham. “Our combined resources will create added convenience and opportunities for our customers, shareholders and employees.”

“We are excited about joining the WGNB family,” said Randall “Randy” F. Eaves, President and Chief Executive Officer of First National Bank of Georgia. “The combined strength and values of both banks will continue to serve our communities as they expand and grow.”

Mary M. Covington, Executive Vice President of First National Bank of Georgia, added “The union of our strong, experienced organizations will enable us to continue building our community spirit and remain a strong contender in a very competitive market.”

H. B. “Rocky” Lipham has retained the title of Chief Executive Officer of WGNB Corp. and the resulting bank. Randall “Randy” F. Eaves, First National Bank of Georgia’s President and CEO, has been named President of WGNB Corp. and the combined bank. Mary M. Covington, First Haralson’s President and CEO, has been named Executive Vice President of WGNB Corp. and the resulting bank. WGNB Corp.’s board of directors now consists of 11 directors, eight from WGNB Corp.’s board prior to the merger and three from the prior First Haralson Corporation board. Randy Eaves, Mary Covington and Don C. Rhodes (also a former First Haralson Corporation director and the Chairman of First National Bank of Georgia) each represent First Haralson Corporation’s former shareholders on the combined company’s board. W. Thomas Green, Jr. is continuing to serve as WGNB Corp.’s Chairman while Ms. Covington (who is the chairman - elect of the Community Bankers Association of Georgia) is serving as its Vice Chairperson. All prior First National Bank of Georgia bank board members have now joined the current West Georgia National Bank board members on the new combined bank board.

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the symbol WGNB. West Georgia National Bank, which changed its name to First National Bank of Georgia, has fifteen full service locations in Bowdon, Bremen, Buchanan, Carrollton, Douglasville, Tallapoosa, Temple and Villa Rica. Post merger total assets are approximately $850,000,000. For more information about the Company, visit www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via email at shaack@wgnb.com, by phone at 770-832-3557, or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.